Exhibit 99.1






                           Company Contact:  Richard Olicker
                                             President & Chief Operating Officer
                                             Steven Madden, Ltd.
                                             (718) 446-1800

                        Investor Relations:  Cara O'Brien/Lila Sharifian
                                     Press:  Melissa Merrill
                                             Financial Dynamics
                                             (212) 850-5600
FOR IMMEDIATE RELEASE
---------------------



       STEVEN MADDEN, LTD. ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS
                     ~ Fourth Quarter Sales Increase 18.9% ~
                ~ Fourth Quarter Same Store Sales Increase 9.5% ~
           ~ Company Anticipates Founder's Return in Spring of 2005 ~

         LONG ISLAND CITY, N.Y. - March 1, 2005 - Steven Madden, Ltd. (NASDAQ:
SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men and children, today announced financial results for the fourth quarter and fiscal year ended December 31, 2004.

         Fourth quarter sales increased 18.9% to $84.5 million from $71.1 million in the comparable period last year. Gross margin was 32.2% versus 38.2% in the year-ago period primarily due to two factors. First, the Company experienced pressures in its wholesale business, including soft boot sales that led to high markdown levels and weakness in the l.e.i. division which continued to face a larger than expected sales decline coupled with a demanding markdown environment. Second, the Company recorded higher than anticipated cost of goods sold primarily related to freight costs and sourcing from certain countries. Net income was $0.4 million, or $0.03 per share, versus $2.6 million, or $0.18 per share, in last year's fourth quarter.

         Revenues from the wholesale business, comprised of the Company's seven brands, Steve Madden Womens, Steve Madden Mens, Stevies, l.e.i., Steven, UNIONBAY, and Candie's, increased 20.1% to $50.6 million from $42.2 million in the comparable period of 2004, driven mainly by strength in Steve Madden Womens.

         Retail revenues for the quarter increased 17.2% to $33.9 million from $28.9 million in the same period of 2003. Same-store sales increased 9.5% versus a decrease of 3.3% in the prior year period due primarily to positive sales of dress shoes, a larger contribution from sales of mens footwear, the early release and strong reception to Spring sandals, and the success of casual footwear. During the quarter, the Company opened one Steve Madden store and converted one Shoe Biz outlet store to a Steve Madden store.

         Richard Olicker, President and Chief Operating Officer, commented, "During the quarter our strong sales growth was offset by greater than planned price pressure in most divisions of our wholesale business as well as higher cost of goods sold, and these factors negatively impacted overall gross margin. While we continue with initiatives to reduce certain expenses across select wholesale divisions, we are also excited to announce the promotion of Amelia Newton to the position of Executive Vice President of Wholesale Sales. Amelia has been with Steven Madden, Ltd. since 1996 in a variety of sales and management positions, and in her new role she will be responsible for managing the Company's wholesale customer base and running the key accounts for improved profitability.

Page 2 - Steven Madden, Ltd. Announces Fourth Quarter and Full Year Results


         "At the retail level, we achieved solid revenue and same-store sales increases in the quarter and continued an emphasis on not only expanding our store base but also closing underperforming locations. Retail continues to be an important segment of our business that allows us to quickly test our products and showcase the power of our brand," stated Mr. Olicker.

         Full year sales increased 4.3% to $338.1 million from $324.2 million last year. Net income was $12.3 million, or $0.86 per diluted share, versus $20.5 million, or $1.45 per diluted share, in 2003. The Company opened 10 stores and closed 2 during the year, ending 2004 with 91 company-owned retail locations, including the Internet store.

         "In 2004, we repurchased a total of 545,100 shares for an aggregate of $9.7 million and ended the year with $80.0 million in cash, cash equivalents, and investment securities, no debt, and total stockholders' equity of $164.7 million. This position reflects our sound balance sheet and the financial stability of our Company," added Arvind Dharia, Chief Financial Officer.

Company Outlook
---------------
         With respect to the outlook for 2005, the Company is cautious given its expectation that certain challenges will remain. The Company expects continued significant margin pressure in the wholesale business as well as higher cost of goods sold. Specifically, due to weak boot sales in the fourth quarter of 2004, the Company has planned for later purchases of boots by wholesale customers in the second half of 2005, which in turn results in higher operating expenses related to freight costs and sourcing necessary for timely delivery. In addition, the Company anticipates higher operating expenses associated with not only increasing occupancy expenses but also an expanding store base. Taking these factors into consideration, the Company currently anticipates that 2005 net sales will be flat with sales in 2004 and diluted earnings per share will be in the range of $0.65 to $0.68. In addition, the Company plans to open 12 to 15 retail locations during 2005.

         Jamieson Karson, Chairman and Chief Executive Officer, said, "Fiscal 2004 marked a year of changes and challenges for Steven Madden, Ltd. on many fronts. On the one hand, we undertook a variety of measures to improve the long term viability of our business by implementing a transition into new categories, investing in advertising and key personnel, and integrating newer brands into our portfolio. On the other hand, we experienced significant price pressure across most of our wholesale divisions, which had a greater than anticipated impact on our overall business. Nonetheless, we met our previously announced annual expectations for top line improvement and bottom line results.

         "As we look to 2005, we are very focused on growing the business and improving profitability of various divisions. In addition, we continue to evaluate various opportunities to further leverage the Steve Madden brand through expansion into other brand building categories as well as to consider strategic and accretive acquisitions and/or organic growth. We remain committed to our share repurchase program and continue to consider additional avenues to maximize shareholder value for the long-term. Finally, we are extremely pleased to announce the anticipated return of Steve Madden to the Company in Spring of 2005. As the founder and emotional inspiration behind the Steve Madden brand, he adds an invaluable dimension to the Company. His return is very positive news from every perspective for Steven Madden, Ltd. and we look forward to again having the benefit of his unique vision, talent, and expertise," concluded Mr. Karson.

Conference Call
---------------
         Interested shareholders are invited to listen to the third quarter earnings conference call scheduled for today, Tuesday, March 1, 2005, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until March 15, 2005. Additionally, a replay of the call can be accessed by dialing (888) 276-5318 and will be available until March 4, 2005.

Page 3 - Steven Madden, Ltd. Announces Fourth Quarter and Full Year Results


Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden retail stores, department stores, apparel and footwear specialty stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden and Stevies brands, including eyewear, hosiery, and belts, owns and operates one retail store under its Steven brand, and is the licensee for l.e.i Footwear, Candie's Footwear and UNIONBAY Men's Footwear.


Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


                                 (tables follow)

Page 4 - Steven Madden, Ltd. Announces Fourth Quarter and Full Year Results



CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)


                                                   Three Months                  Year
                                                       Ended                     Ended
                                                    December 31,              December 31,
                                              -----------------------   -----------------------
                                                 2004         2003         2004         2003
                                              ----------   ----------   ----------   ----------
Net Sales                                     $   84,532   $   71,099   $  338,144   $  324,204
Cost of Sales                                     57,297       43,949      215,475      198,185
                                              ----------   ----------   ----------   ----------
Gross Profit                                      27,235       27,150      122,669      126,019
Commission and Licensing Fee Income                1,877        1,854        6,806        7,894
Operating Expenses                                28,956       24,963      110,296      100,287
                                              ----------   ----------   ----------   ----------
Income from Operations                               156        4,041       19,179       33,626
Interest and Other Income - Net                      278          475        1,775        1,693
                                              ----------   ----------   ----------   ----------
Income Before Provision for Income Taxes             434        4,516       20,954       35,319
Provision for Income Taxes                            61        1,964        8,679       14,865
                                              ----------   ----------   ----------   ----------
Net Income                                           373   $    2,552   $   12,275   $   20,454
                                              ==========   ==========   ==========   ==========


Basic Income Per Share                        $     0.03   $     0.19   $     0.93   $     1.58
                                              ==========   ==========   ==========   ==========
Diluted Income Per Share                      $     0.03   $     0.18   $     0.86   $     1.45
                                              ==========   ==========   ==========   ==========

Weighted Average Common Shares Outstanding:
Basic                                             12,869       13,148       13,149       12,985
                                              ==========   ==========   ==========   ==========
Diluted                                           13,910       14,370       14,223       14,139
                                              ==========   ==========   ==========   ==========




                                    ~ more ~

Page 5 - Steven Madden, Ltd. Announces Fourth Quarter and Full Year Results



BALANCE SHEET HIGHLIGHTS
(in thousands)



                                             December 31,   December 31,
                                                 2004           2003
                                             ------------   ------------
                                             Consolidated   Consolidated
                                             ------------   ------------
Cash and Cash Equivalents                    $     30,853   $     53,073
Investment Securities                              49,124         32,659
Total Current Assets                              121,094        121,995
Total Assets                                      186,430        177,870
Total Current Liabilities                          19,677         16,855
Total Stockholders' Equity                        164,665        159,187




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